EXHIBIT 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com

TiVo Announces Proposed Private Offering of $200 Million Convertible Senior Notes Primarily to Fund Additional Share Repurchases

•	Majority of proceeds to fund share repurchases and offset most of the potential dilution of existing convertible debt.

•	Repurchases are separate from previously announced $350 million share repurchase program.

SAN JOSE, CA - September 15, 2014 --- TiVo Inc. (NASDAQ: TIVO) announced today that it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of Convertible Senior Notes due 2021 in a private offering. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. TiVo also expects to grant the initial purchasers of the notes an over-allotment option to purchase up to an additional $30 million aggregate principal amount of notes.

TiVo intends to use the net proceeds from the offering of the notes (i) for general corporate purposes, including share repurchases representing up to 15.47 million shares (including the concurrent repurchase described in (ii) below), (ii) to fund the immediate repurchase of up to $50 million of common stock in privately negotiated transactions through one of the initial purchasers conducted concurrently with the pricing of the notes, and (iii) to fund the cost of convertible note hedge transactions (after such cost is partially offset by the proceeds that TiVo receives from entering into the warrant transactions) with certain hedge counterparties, as described below. Any repurchases funded by the proceeds of this offering are separate from TiVo's previously announced $350 million share repurchase program.

The notes will be convertible into cash, shares of TiVo's common stock, or a combination thereof, at TiVo's election. The interest rate, conversion rate and offering price are to be determined by negotiations between TiVo and the initial purchasers of the notes.
TiVo also expects to enter into convertible note hedge transactions with counterparties that may include the initial purchasers and/or their affiliates (the "hedge counterparties"). TiVo also intends to enter into separate privately negotiated warrant transactions with the hedge counterparties. These convertible note hedge transactions are expected to reduce the potential dilution with respect to TiVo's common stock upon conversion of the notes or offset any cash payments TiVo is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of notes; however, the warrant transactions could have a dilutive effect with respect to TiVo's common stock to the extent that the market price per share of TiVo's common stock exceeds the strike price of the warrants. The effect, if any, of these activities on the market price of TiVo's common stock or the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.
TiVo has been advised that, in connection with establishing their initial hedge positions with respect to the convertible note hedge and warrant transactions, the hedge counterparties and/or their affiliates expect to purchase shares of TiVo's common stock or enter into various derivative transactions with respect to TiVo's common stock concurrently with, or shortly after, the pricing of the notes. These hedging activities could increase (or reduce the size of any decrease in) the market price of TiVo's common stock or the notes.
In addition, the hedge counterparties may modify their hedge positions (and are likely to do so during the conversion period related to any conversion of notes or following any repurchase of notes by TiVo on any fundamental repurchase date or otherwise) by entering into or unwinding various derivatives with respect to TiVo's common stock or purchasing or selling common stock or other securities of TiVo in secondary market transactions following the pricing of the notes and prior to the maturity of the notes.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the proposed public offering of the convertible senior notes, the expected use of the net proceeds and TiVo's plans to enter into privately negotiated convertible note hedge and warrant transactions. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include the risk that the offering of the convertible notes cannot be successfully completed and the risk these activities could increase or decrease the price of the relevant notes and/or the value of TiVo's common stock concurrently with, or shortly after, the pricing of the relevant notes, as well as the other potential factors described under "Risk Factors" in TiVo's public reports filed with the Securities and Exchange Commission, including TiVo's Annual Report on Form 10-K for the fiscal year ended January 31, 2014, Quarterly Reports on Form 10-Q for periods ended April 30, 2014 and July 31, 2014, and Current Reports on Form 8-K. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.